                           SECOND AMENDMENT TO LEASE


     THIS SECOND AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the 18th day of February, 1999 by and between FIFTH STREET PROPERTIES, LLC, a Delaware limited liability company ("Landlord"), and IMGIS, Inc. (dba AdForce, Inc.), a California corporation ("Tenant"), with respect to the following:

                                    RECITALS

      A. Landlord's predecessor in interest and Tenant entered into a certain written lease dated December 20, 1996 (the "Original Lease"), as amended by that certain First Amendment to Lease dated February 18, 1998 (the "First Amendment"). The Original Lease and the First Amendment are collectively referred to as the "Lease". The Lease covers certain premises commonly known as Suites 400 and 475 (the "Premises"), 611 Anton Boulevard (the "Building"), Costa Mesa, California.

      B. Pursuant to the terms hereof, Landlord and Tenant desire to extend the term of the Original Lease and to expand the Premises to include Suites 450 and 550 (hereinafter individually referred to by suite number and collectively referred to as the "Additional Premises"), which Additional Premises consists of 5,505 square feet of Rentable Area in the aggregate. Suite 450 consists of 1,212 square feet of Rentable Area and Suite 550 consists of 4,293 square feet of Rentable Area. The Additional Premises shall be approximately as depicted on Exhibit "A" attached to this Amendment.

      D. Landlord and Tenant desire to enter into this Amendment to set forth the terms upon which the Additional Premises shall be added to the Premises. In addition, Landlord and Tenant desire to set forth certain changes in the terms of the Lease upon which Tenant shall hold and occupy the Premises and the Additional Premises.

                                   AGREEMENT

      IN CONSIDERATION OF the foregoing recitals and the mutual promises and covenants contained herein, Landlord and Tenant agree as follows:

      1.    EXPANSION OF PREMISES/TERM.

          (a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Additional Premises, subject to all of the terms and conditions of this Amendment and of the Original Lease. The term of the Lease with respect to Suite 450 shall commence on March 1, 1999 (the "Suite 450
Effective Date"). The term of the Lease with respect to Suite 550 shall have a target commencement date of April 15, 1999 but shall have an actual commencement date, subject to the provisions of Exhibit "B", on the earlier of
(i) Substantial Completion of Landlord's work pursuant to Exhibit "B", (ii) the date upon which Landlord would have completed Landlord's work but for delays in construction caused by Tenant or (iii) upon such date as Tenant takes possession of and commences use of Suite 550 for the conduct of its normal business operations, (the "Suite 550 Effective Date"). Within thirty
(30) days following the date of commencement of the term for Suite 550, Landlord and Tenant shall execute a supplemental agreement, in letter form, setting forth the Suite 550 Effective Date. Notwithstanding the foregoing, failure of Tenant to execute such supplemental agreement shall not affect Landlord's determination of the Suite 550 Effective Date in accordance with this Amendment.

          (b) If Tenant delays Landlord in the construction of Suite 550 pursuant to Exhibit "B", Landlord shall tender Suite 550 to Tenant upon written notice stating that, except for such delays caused by Tenant, Suite 550 will be or would have been ready for occupancy on the date specified in such notice. The date set forth in such notice shall be the Suite 550 Effective Date, regardless of whether Tenant takes possession of Suite 550 on such date.

          (c) The target commencement date stated in Paragraph 1(a) above, is an estimated date by which Landlord's work will be completed as provided in Exhibit "B". If Landlord is unable to tender possession of Suite 550 on that date, this Amendment shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom, except to the extent caused by Landlord's gross negligence or willful misconduct. In the event that Landlord delivers Suite 550 after April 15, 1999, the term of the Lease as to all space shall be extended one (1) day for each day of such delay in delivery such that the term for all space is a full five (5) years following the Suite 550 Effective Date.

          (d) Landlord's sole construction obligation under this Amendment is set forth in Exhibit "B" and Landlord shall have no other obligation to otherwise modify or prepare any of the Additional Premises for occupancy by Tenant. Landlord and Tenant acknowledge that Landlord shall use diligent efforts to commence and complete such construction of Suite 550 as promptly as practicable.

          (e) The term of the Lease shall be extended for forty-five (45) days so as to expire on April 14, 2004. The term as to the Additional Premises shall be co-terminus with the Premises and shall expire on April 14, 2004. There shall be no option to further extend the term of the Lease.

          (f) Tenant's security deposit shall be increased by $17,051.28 payable concurrently with Tenant's execution and delivery of this Amendment to Landlord.

      2.  RENT.  Rent shall be as follows:

          (a) From the Suite 450 Effective Date until termination, Basic Annual Rent for Suite 450 shall be at the rate of $25.00 per square foot of Rentable Area (approximately $2.08 per square foot per month). Therefore, Basic Annual Rent for Suite 450 during such period shall be $30,300.00 ($2,525.00 per month).

          (b) From the Suite 550 Effective Date until termination, Basic Annual Rent for Suite 550 shall be at the rate of $25.00 per square foot of Rentable Area (approximately $2.08 per square foot per month). Therefore, Basic Annual Rent for Suite 550 during such period shall be $107,325.00 ($8,943.75 per month).

          (c) In addition, Tenant shall continue to pay all Additional Rent provided for in the Original Lease. Pursuant to the provision of Exhibit "A-4" of the Original Lease, Landlord has caused the Building and the Project to be remeasured utilizing Stevenson's Systems, Inc., an independent contractor ("Stevenson"). Stevenson has determined the building to be 299,263 square feet of Rentable Area and the Project to be 720,633 square feet of Rentable Area. Therefore, commencing on January 1, 1999, to and until the Effective Date, Additional Rent shall be based upon the Rentable Area of Premises, or 12,857 square feet and utilizing the Building Expense
Percentage of 4.5223% and Project Expense Percentage of 1.8780%. From the Suite 450 Effective Date until the

Suite 550 Effective Date, Additional Rent shall be based upon the Rentable Area of the Premises and Suite 450, or 14,069 square feet and utilizing the Building Expense Percentage of 4.9486% and the Project Expense Percentage of 2.0551%. From the Suite 550 Effective Date until expiration of the term, Additional Rent shall be based upon the Rentable Area of the Premises and the Additional Premises or 18,362 square feet and utilizing the Building Expense Percentage of 6.4587% and the Project Expense Percentage of 2.6821%.

          (d) For the period following the original expiration date of the Original Lease (February 28, 2004), Basic Annual Rent for the original Premises shall be increased to the same rate as then applicable for the Additional Premises.

      3.  IMPROVEMENTS TO ADDITIONAL PREMISES.

          (a) Landlord shall deliver Suite 450 in its then existing "AS-IS" condition on or about February 1, 1999. Landlord shall have no obligation with respect to any improvement or modification of such space and Tenant shall be responsible for any such modifications which shall be undertaken in full compliance with the terms and conditions of the Original Lease.

          (b) Prior to delivery of Suite 550 to Tenant, Landlord shall improve the space pursuant to the provisions of Exhibit "B" attached hereto and made a part hereof.

      4. TERMS AND CONDITIONS FOR THE ADDITIONAL PREMISES. From and after the Suite 450 Effective Date and the Suite 550 Effective Date, respectively, Tenant shall hold and occupy Suite 450 and Suite 550 upon all of the terms and conditions of the Original Lease as amended by this Amendment and, in the event of any inconsistency between the Original Lease, the First Amendment and this Amendment, the provisions of this Amendment shall control.

      5.  MODIFICATIONS TO ORIGINAL LEASE.

          (a) Notwithstanding the provisions of Paragraph 6(c) of the Original Lease to the contrary, Tenant may make cosmetic alterations to the Premises, as expanded, without securing Landlord's prior written consent provided: (i) such modifications shall cost not more than $10,000 during any calendar year of the term; (ii) such modifications are in the nature of normal and usual office improvements; and (iii) such modifications do not affect any of the mechanical electrical or plumbing systems of the Building and are not visible from the exterior of the Building. Further, in cases where Landlord's consent is required, Landlord shall advise Tenant at the time of such consent whether or not Landlord will require removal of such improvement at expiration of the term.

          (b) Notwithstanding anything in Paragraph 14 of the Original Lease to the contrary, in the event that Tenant is notified by Landlord of the fact that within twelve (12) months of any damage or destruction of the Premises, as expanded, and/or the Building or any part thereof so as to preclude Tenant's use of the Premises, Tenant cannot be given reasonable use of, and access to, a fully repaired and restored Premises and Building (except for minor "punch-list" items which will be repaired promptly thereafter), and the utilities and services pertaining to the Building and the Premises, as expanded, all suitable for the efficient conduct of Tenant's business therefrom, then Tenant may elect to exercise a right to terminate the Lease upon ten (10) days written notice sent to Landlord at any time within a period of thirty (30) days following Tenant's receipt of Landlord's notice as specified above. If Tenant gives timely notice of termination as provided above, this Lease shall terminate thirty (30) days after Landlord's receipt of Tenant's notice of termination.

          (c) Notwithstanding the provisions of Paragraph 16(d) of the Original Lease, any profits realized by Tenant in connection with such transaction shall be handled in accordance with the provisions hereof. As a condition to Landlord's consent to any assignment or sublease, Landlord and Tenant shall equally share any quote "profits" which may result from such assignment or sublease. For purposes herein, "profits" shall mean the "rent" or "consideration" (as such terms are defined in Paragraph 16(d) of the Original Lease) received from the assignee or subleasee during the sublease term or on account of the assignment, less: (i) the gross revenue paid to Landlord by Tenant during the period of the sublease term or during the assignment; (ii) any brokers commissions paid in connection with such transaction.

          (d) Notwithstanding the provisions of Paragraph 26(a)(ii) of the Original Lease to the contrary, the Premises, as expanded, shall be considered "abandoned" only if Tenant is absent from such Premises, as expanded, for five (5) days or longer and Tenant is otherwise in default under the Lease.

          (e) Notwithstanding the provisions of Paragraph 27 of the Original Lease to the contrary, as to the Additional Premises only, and only for the first sixty (60) days of any such holdover of all or any portion of the Additional Premises, the holdover rental rate shall be one hundred fifty percent (150%) of the Basic Annual Rent and Additional Rent than in effect. Thereafter, the holdover rates shall be as provided in Paragraph 27 of the Original Lease.

          (f) With respect to Paragraph 44 of the Original Lease, it is understood and agreed that Tenant may disclose the Lease to the United States Securities and Exchange Commission and as may thereafter be required in connection with Tenant offering its stock for sale to the public.

      6. BROKERS. Except for Landlord's agent South Coast Plaza, each of Landlord and Tenant represents and warrants to the other that it has employed no broker, finder or real estate agent in connection with this Amendment and the transactions provided for herein, and that there is no broker, finder or real estate agent who is entitled to a fee or commission from or through such indemnifying party in connection with this Amendment or the transactions provided for herein. Each of Landlord and Tenant agrees to indemnify, defend and hold the other harmless from and against all claims for a fee or commission by any broker, finder or agent claiming through such indemnifying party with respect to this Amendment or the transactions provided for herein. Payment shall not be a condition precedent to recovery upon the foregoing indemnification provision. The foregoing indemnification provision shall be deemed to include a covenant by each indemnifying party to defend the indemnified party against claims covered by such indemnification with legal counsel reasonably satisfactory to the indemnified party.

      7. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8. DEFINED TERMS. All terms used in this Amendment with initial capital letters and not defined herein shall have the meanings given to such terms in the Original Lease or First Amendment, as applicable.

      9. LEASE IN EFFECT. Landlord and Tenant acknowledge and agree that the Original Lease, as amended by the First Amendment and this Amendment, is in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Second Amendment to Lease as of the day of actual receipt by Landlord.

FIFTH STREET PROPERTIES, LLC,             IMGIS CORPORATION (dba AdForce, Inc.),
 a Delaware limited liability company     a California corporation



By:  CWP Capital Management, LLC           By:  /s/ [ILLEGIBLE]
     a Delaware limited liability company      ---------------------------------

                                           Title:  EVP & CFO
                                                  ------------------------------

     By:  /s/ [ILLEGIBLE]
         ------------------------

         Its:     CFO                      By:    /s/ [ILLEGIBLE]
              --------------------             --------------------------------

                                           Title:  VP/GC
     By:  /s/ Alison M. Garcia                    -----------------------------
         ------------------------
                                                         "TENANT"
         Its:   SVP
              -------------------


"LANDLORD"


     APPROVED AS TO FORM
     PILLSBURY MADISON & SUTRO LLP


     BY:  /s/ [ILLEGIBLE]
         -------------------------

                                  EXHIBIT "A"

                        FLOOR PLAN OF ADDITIONAL PREMISES






                                 [FLOOR PLAN]



                                                      FLOOR 5

                                                      Comerica Bank Tower
                                                      811 Anton Blvd.
                                                      Costa Mesa, CA








                                 [FLOOR PLAN]



                                  EXHIBIT "A"         FLOOR 4

                                                      Comerica Bank Tower

                                  EXHIBIT "B"

                                  WORK LETTER

     In connection with the Amendment to which this Work Letter is attached (the "Amendment"), Landlord and Tenant hereby agree to the terms and conditions set forth in this Work Letter relating to the construction of the tenant improvements in Suite 550 (the "Tenant Improvements"). This Work Letter is essentially organized chronologically and addresses the issues of the construction of Suite 550, in sequence, as such issues will arise during the actual construction of Suite 550. All capitalized terms used but not defined herein shall have the meanings given such terms in the Lease.


                                   SECTION 1.

                         CONSTRUCTION DRAWINGS FOR SUITE 550

    Landlord and Tenant have mutually approved (i) a space plan for Suite 550 (the "Space Plan") and (ii) the notes and specifications set forth in such space plan (collectively, the "Approved Space Plan"). Within three (3) days of the date of execution of this Amendment by Tenant, Tenant shall cooperate in good faith with Landlord's architects and engineers to supply such information necessary to allow the Landlord's architects and engineers to complete the architectural and engineering drawings for Suite 550, and the final architectural working drawings in a form which is in compliance with ADA (including any special requirements as a result of Tenant's employer-employee obligations under ADA, and complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with the Approved Space Plan (collectively, the "Approved Working Drawings"). Landlord shall construct, at Landlord's cost, the Tenant Improvements pursuant to the Approved Working Drawings, provided, however, in no event shall Landlord's obligation for the payment of Tenant Improvements exceed $90,550.00. In connection with the Tenant Improvements, it is understood and agreed that Landlord's obligation for the payment of costs, subject to the maximum, shall be limited to costs to design, engineer and construct Suite 550 including all professional service fees, labor and materials relative to the installation of permanent improvements in Suite 550 including architectural fees and contractor fees. Tenant shall make no changes or modifications to the Approved Space Plan or to the Approved
Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord's reasonable discretion if such change or modification would delay, directly or indirectly, Substantial Completion (as such term is defined in Section 2, below) of construction of the Tenant Improvements, would be inconsistent with the Approved Space Plan or would increase the cost of designing or constructing the Tenant Improvements when compared to the cost incurred by Landlord in using the quality of the "Building Standard Items" described on Schedule "1" attached hereto to the extent depicted on the Approved Space Plan or is otherwise inconsistent with ADA. Any such increased cost or costs in excess of Landlord's maximum obligation, shall be paid by Tenant to Landlord within five (5) days after Landlord's written request for payment.


                                   SECTION 2.

                            SUBSTANTIAL COMPLETION

     The term "Substantial Completion" means that Landlord has completed the Tenant Improvements and other work that it is obligated to perform pursuant to this Work Letter, and that this work shall be deemed complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant's use of Suite 550 remain to be performed (items normally referred to as "Punch-List Items"). Suite 550 shall be deemed to have achieved Substantial Completion even though Tenant's furniture, telephones, telexes, telecopiers, photocopy machines, computers and other business machines or equipment have not been installed, the purchase and installation of which shall be Tenant's sole responsibility.

     Tenant shall notify Landlord and Contractor within three (3) business days after Substantial Completion of Suite 550 and in any event prior to Tenant's occupancy of Suite 550, of any Punch-List Items which need to be completed or corrected, and Landlord shall cause such Punch-List Items to be completed or corrected within a reasonable time thereafter.


                                   SECTION 3.

                    CONTRACTOR'S WARRANTIES AND GUARANTIES

      Landlord will upon completion of the Tenant Improvements and after Tenant's acceptance of Suite 550 assign to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Such warranties and guaranties of Contractor shall guarantee that the Tenant Improvements shall be free from defects in workmanship and materials for a period of not less than one (1) year from date of completion thereof, and Contractor shall be responsible for the replacement and repair, without additional charge, of the Tenant Improvements that shall become defective within one (1) year after Substantial Completion of Suite 550. The Contractor shall be selected by Landlord.


                                   SECTION 4.

                      COMPLETION OF THE TENANT IMPROVEMENTS:
                               COMMENCEMENT DATE

      Consistent with the provisions set forth in Paragraph 1 of the Amendment, if there shall be a delay or there are delays in the Substantial Completion of Suite 550 as a direct, indirect, partial, or total result of:

      (a) Tenant's failure to timely approve any matter requiring Tenant's approval;

      (b) A breach by Tenant of the terms of this Work Letter, this Amendment or the Original Lease;

      (c) Tenant's request for changes in the Approved Space Plan or Approved Working Drawings;

      (d) Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of Suite 550, as set forth in the Amendment, or which are different than Landlord's Building Standard Items;

      (e)  Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Amendment or this Work Letter and regardless of the actual date of the Substantial Completion of Suite 550, the Suite 550 Effective Date shall be deemed to be the date the Suite 550 Effective Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.


                                    SECTION 5.

                                   MISCELLANEOUS

      5.1 TENANT'S ENTRY INTO SUITE 550 PRIOR TO SUBSTANTIAL COMPLETION. Provided that Tenant and its agents do not interfere with Contractor's work in the Building and Suite 550, Contractor shall allow Tenant access to Suite 550 prior to the Substantial Completion of Suite 550 (but if such access is to be prior to the issuance of a certificate of occupancy of the Building by the City of Costa Mesa, then such access shall be only as allowed by the City of Costa Mesa) for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in Suite 550. Prior to Tenant's entry into Suite 550 as permitted by the terms of this
Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Suite 550 and against injury to any persons caused by Tenant's actions pursuant to this Section 5.1.

      5.2 FREIGHT ELEVATORS. Landlord shall, consistent with its obligations to other tenants of the Building, and subject to the needs of Landlord with respect to any construction or alteration of the Base, Shell and Core of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into Suite 550.

      5.3 TENANT'S REPRESENTATIVE. Tenant has designated Nadine Franczyk as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

      5.4 LANDLORD'S REPRESENTATIVE. Landlord has designated Bob Goodwin as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

      5.5 INSURANCE REQUIREMENTS. All of Tenant's agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Paragraph 20 of the Original Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor, and shall name as additional insureds Landlord and all mortgagees of the Building. Tenant's agents shall maintain the foregoing insurance coverage in force until the Tenant Improvements are fully completed, except for Products and Completed Operation Coverage insurance, which is to be maintained for ten
(10) years following completion of Contractor's work and acceptance by Landlord and Tenant. All insurance maintained by Tenant's agents shall preclude subrogation claims by the insurer against any one insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and not contributing with the insurance required hereunder.

     5.6 TIME OF THE ESSENCE IN THIS WORK LETTER. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In such instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

     5.7 TENANT'S LEASE DEFAULT. Notwithstanding any provision to the contrary contained in this Amendment, if an event of default as described in Paragraph 26 of the Original Lease, or a default by Tenant under this Amendment or this Work Letter, has occurred at any time on or before the Substantial Completion of Suite 550, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Original Lease, as amended, Landlord shall have the right to cause Contractor to cease the construction of Suite 550 (in which case, Tenant shall be responsible for any delay in the Substantial Completion of Suite 550 covered by such work stoppage as set forth in Section 4 of this Work Letter), any and all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

                           SCHEDULE "1"

                      BUILDING STANDARD ITEMS

        (1) PARTITIONS. 2-1/2", .25 G.A metal studs @ 24" on center with one layer of 5/8", type "x" gypsum wallboard each side.

        (2)  DOORS. Solid core oak doors.

        (3) DOOR FRAMES. Painted aluminum door frames with locksets and with hinges painted to match.

        (4) PAINT. Two coats latex flat paint in colors to be selected by Tenant from the Building Standard selection, with not more than two (2) colors to be in any one room or office.

        (5) ACOUSTICAL CEILING. Suspended 2'x2' regular acoustical ceiling with fissured tiles throughout the Premises, except in passenger and service elevator lobby areas, and public restrooms, where Landlord may choose to specify other types of materials.

        (6) LIGHT FIXTURES. 2'x4' four (4) tube 40-watt miser recessed fluorescent return air lighting fixtures with acrylic prismatic lenses.

        (7)  EXIT SIGN/LIGHT. Per code.

        (8)  FIRE SPRINKLERS. Pendant type head with chrome finish per code.

        (9) FIRE EXTINGUISHER CABINETS. Potter-Roemer, Inc., firehose cabinet flush mounted (paint to match adjacent surface), #7020-1-F-VB, bronze glass, vertical black lettering recessed 9" x 24" x 5-1/4", extinguisher #3005, 5 lbs.

        (10) LIFE SAFETY SPEAKERS. Per base building architectural specifications.

        (11) HVAC. The HVAC system is variable volume system.

        (12) CARPET. Carpeting in elevator lobbies and common corridors on all multiple-tenancy office floors in color and type as selected by Landlord; carpeting within office space as required and selected by Tenant from Building Standard selection.

        (13) DRAPERIES. Draperies on all exterior office windows in color and type as selected by Landlord.